UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 14, 2005
CROSSTEX ENERGY, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	000-50067	16-1616605

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2501 CEDAR SPRINGS, SUITE 100 DALLAS, TEXAS	75201

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 953-9500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
Item 7.01 Regulation FD Disclosure.
Item 8.01 Other Events
EL PASO ACQUISITION
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Consent of KPMG LLP
Audited Balance Sheet
Press Release

EXPLANATORY NOTE
     On November 14, 2005, Crosstex Energy, L.P. (the “Partnership”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement that is subject to completion dated November 14, 2005 (the “Prospectus Supplement”) relating to an underwritten offering by the Partnership of up to 3,500,000 common units representing limited partner interests of the Partnership (excluding the underwriters’ option to purchase an additional 525,000 common units representing limited partner interests).
     The information included under Item 8.01 of this Current Report reflects a series of excerpts from the Prospectus Supplement. References in the following excerpts to “the offering” or “this offering” refer to such underwritten offering of common units.
     The press release announcing the offering is filed as an Exhibit to this Current Report on Form 8-K.
     In addition, the audited balance sheet of Crosstex Energy GP, L.P., the general partner of the Partnership, and the related notes thereto are filed as an Exhibit to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.
     On November 14, 2005, the Partnership issued a press release announcing that it has filed with the SEC a preliminary prospectus supplement for an underwritten offering of up to 3,500,000 common units representing limited partner interests of the Partnership. A copy of the press release is furnished as an Exhibit to this Current Report on Form 8-K. In accordance with General Instruction B.2. of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.2 are deemed to be furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01 Other Events
Business Strategy
      Our strategy is to increase distributable cash flow per unit by making accretive acquisitions of assets that are essential to the production, transportation, and marketing of natural gas; improving the profitability of our owned assets by increasing their utilization while controlling costs; accomplishing economies of scale through new construction or expansion in core operating areas; and maintaining financial flexibility to take advantage of opportunities. We will also build new assets in response to producer and market needs, such as our North Texas Pipeline project discussed below. We believe the expanded scope of our operations, combined with a continued high level of drilling in our principal geographic areas, should present opportunities for continued expansion in our existing areas of operation as well as opportunities to acquire or develop assets in new geographic areas that may serve as a platform for future growth. Key elements of our strategy include the following:

•	Pursuing accretive acquisitions. We intend to use our acquisition and integration experience to continue to make strategic acquisitions of midstream assets that offer the opportunity for operational efficiencies and the potential for increased utilization and expansion of the acquired asset. We pursue acquisitions that we believe will add to existing core areas in order to capitalize on our existing infrastructure, personnel, and producer and consumer relationships. For example, we believe the El Paso Acquisition will complement our existing asset base in Louisiana and lead to asset optimization and cost savings opportunities. We also examine opportunities to establish new core areas in regions with significant natural gas reserves and high levels of drilling activity or with growing demand for natural gas. We plan to establish new core areas primarily through the acquisition or development of key assets that will serve as a platform for further growth both through additional acquisitions and the construction of new assets. We established new core areas through the acquisition of the Mississippi pipeline system in 2003 and the acquisition of LIG Pipeline Company and its subsidiaries, which we collectively refer to as LIG, in 2004. The principal assets acquired in the LIG acquisition consist of approximately 2,000 miles of gas gathering and transmission systems and five processing plants (including three idle plants) located in Louisiana.

•	Improving existing system profitability. After we acquire or construct a new system, we begin an aggressive effort to market services directly to both producers and end users in order to connect new supplies of natural gas, improve margins and more fully utilize the system’s capacity. Many of our recently acquired systems have excess capacity that provide us opportunities to increase throughput with minimal incremental cost. As part of this process, we focus on providing a full range of services to small and medium size independent producers and end users, including supply aggregation, transportation and hedging, which we believe provides us with a competitive advantage when we compete for sources of natural gas supply. Since treating services are not provided by many of our competitors, we have an additional advantage in competing for new supply when gas requires treating to meet pipeline specifications. Additionally, we emphasize increasing the percentage of our natural gas sales directly to end users, such as industrial and utility consumers, in an effort to increase our operating margins. As an example, we have increased throughput on our LIG system to an average of approximately 616,000 MMBtu/d for the nine months ended September 30, 2005 from 580,000 MMBtu/d on April 1, 2004 when we acquired LIG.

•	Undertaking construction and expansion opportunities. We leverage our existing infrastructure and producer and customer relationships by constructing and expanding systems to meet new or increased demand for our gathering, transmission, treating, processing and marketing services. These projects include expansion of existing systems and construction of new facilities, which has driven the growth of the Treating division in recent years. In February 2005, we announced a new 122-mile pipeline construction project to transport gas from an area near Fort Worth, Texas, where recent drilling activity in the Barnett Shale formation has expanded production beyond the existing infrastructure capability. We refer to this project as our North Texas Pipeline project and expect that it will commence operations in the first quarter of 2006. Once completed, the pipeline will allow curtailed gas to flow to markets that are currently not available to some key Barnett Shale producers.

Competitive Strengths
      We believe that we are well positioned to compete in the natural gas gathering, transmission, treating, processing and liquids businesses. Our competitive strengths include:

•	Strategic position in Louisiana, the Texas Gulf Coast and Mississippi. With our acquisition of El Paso’s natural gas processing and liquids in South Louisiana, we substantially expanded our core area in Louisiana. All of our processing capacity and approximately 90% of our total gathering and transmission pipeline miles are located in Louisiana, Texas Gulf Coast and south-central Mississippi. These regions are characterized by consistently high levels of drilling activity, which provide us with significant opportunities to access newly developed gas supplies. In addition, the El Paso acquisition allows us the opportunity to participate in the growing development of deepwater Gulf of Mexico reserves.

•	Strategic asset base provides opportunities for synergistic growth through organic development. As our asset base has expanded and our financial capability has increased, we have more opportunity to develop new projects that will benefit from our existing footprint. In addition, we believe our extensive inventory of treating plants gives us an advantage in competing for new business since we can often have a plant in service faster than our competitors.

•	Range of services. We offer a full range of midstream services to natural gas producers, including gathering, transmission, treating, processing and marketing. In addition, as a component of our producer services business, we purchase natural gas for sale to others, and, in doing so, provide risk management opportunities to natural gas producers. We believe this full range of services gives us advantages in competing for new business because we can provide substantially all the services a producer requires to get its production of natural gas to market, as compared to our competitors who often do not provide a full range of services. In addition, we provide a full range of services to natural gas buyers, including an aggregated supply of natural gas, load balancing and price risk management, which allows buyers to find a significant volume of natural gas that meets their requirements without having to negotiate with multiple producers.

•	Proven acquisition and development expertise. Since January 2000, we have acquired and integrated 18 operations with an aggregate purchase price of approximately $719 million. Our management team’s significant industry contacts have enabled us to become aware of, and gain access to, strategic acquisition opportunities. We intend to use our experience and reputation in strategically acquiring assets to continue to grow through accretive acquisitions, focusing on opportunities in which we see potential to improve throughput volumes and cash flows through marketing and new construction and expansion projects. In addition, we have invested in excess of $185 million in our construction and expansion projects from January 2000 through September 30, 2005.

•	Flexible financial structure. We have a $750.0 million senior secured credit facility, more than $300 million of which will be available upon the closing of this offering. We believe the available capacity under our credit facility, combined with our ability to access the capital markets, should provide us with a flexible financial structure that will facilitate our expansion and acquisition strategy.

•	Experienced and motivated management. Our management team’s extensive experience and contacts within the midstream industry provides a strong foundation for managing and enhancing our operations, for accessing strategic acquisition opportunities and for constructing new assets. Our senior management team has an average of over 20 years of industry experience primarily with the type of assets and the markets in which we currently operate.

EL PASO ACQUISITION
Overview of the El Paso Acquisition
      On November 1, 2005, we acquired El Paso Corporation’s natural gas processing and liquids business in South Louisiana for approximately $486.4 million. The assets acquired include a total of 2.3 Bcf/d of processing capacity, 66,000 barrels per day of fractionation capacity, 2.4 million barrels of underground storage and 140 miles of liquids transport lines. We believe the El Paso Acquisition will provide us with several key strategic benefits, including:

•	the opportunity to participate in the growing development of deepwater Gulf of Mexico reserves;

•	the opportunity to establish a significant presence in the natural gas liquids marketing business;

•	the opportunity to realize operating efficiencies with our existing asset base in Louisiana, including the ability to shift processing from some of our plants acquired with the LIG system to plants acquired from El Paso that have additional capacity, reducing our overall operating costs and freeing certain LIG assets to be redeployed to underserved markets; and

•	a larger business platform from which we can grow our midstream operations.
      The primary facilities and other assets we acquired consist of:

•	Eunice Processing Plant and Fractionation Facility. The Eunice facilities are located near Eunice, Louisiana. The Eunice processing plant has a capacity of 1.2 Bcf/d and was processing in excess of 787 million cubic feet per day (“MMcf /d”) for the nine months ended September 30, 2005. The plant is connected to onshore, continental shelf and deepwater gas production and has downstream connections to the ANR Pipeline, Florida Gas Transmission and Texas Gas Transmission. As of September 30, 2005, the Eunice plant was serving 44 gas processing customers. Approximately 61% of the contracts with these customers are on a percentage of proceeds basis and the remaining 39% of such contracts are fee-based. The Eunice fractionation facility has a capacity of 36,000 barrels per day of liquid products. This facility also has 190,000 barrels of above ground storage capacity. The fractionation facility produces propane, iso-butane, normal butane and natural gasoline for customers such as Westlake, Econogas, Dufour, Ferrell Gas, Hercules and Marathon. The fractionation facility is directly connected to the Southeast propane market and pipelines to the Anse La Butte storage facility. In connection with the acquisition of this facility, we also acquired a three-year storage agreement with the Anse La Butte facility.

•	Pelican Processing Plant. The Pelican processing plant complex is located in Patterson, Louisiana. The Pelican plant expansion was completed in September 2005. The expansion doubled the designed capacity of the plant from 300 MMcf /d to 600 MMcf /d. For the nine months ended September 30, 2005, the plant was processing approximately 311 MMcf /d. The Pelican plant was serving 37 gas processing customers as of September 30, 2005. Approximately 67% of the contracts with such customers are on a percentage of proceeds basis and 33% of such contracts are fee-based. The Pelican plant is connected with continental shelf and deepwater production and has downstream connections to the ANR Pipeline.

•	Sabine Pass Processing Plant. The Sabine Pass processing plant is located 15 miles east of the Sabine River at Johnson’s Bayou, Louisiana and has a processing capacity of 300 MMcf /d. For the nine months ended September 30, 2005, this facility was processing approximately 235 MMcf /d. The Sabine Pass plant is connected to continental shelf and deepwater gas production with downstream connections to Florida Gas Transmission, Tennessee Gas Pipeline and Transco. As of September 30, 2005, the Sabine Pass facility was serving approximately 26 gas producing customers. Approximately 69% of the contracts with such customers are on a percentage of proceeds basis. The remaining 31% of such contracts are fee-based.

•	Blue Water Gas Processing Plant. We acquired a 23.85% interest in the Blue Water gas processing plant, which represents net capacity to the acquired interest of 186 MMcf /d, of which approximately

52 MMcf /d was being used for the nine months ended September 30, 2005. The Blue Water plant is located near Crowley, Louisiana and is operated by ExxonMobil. The Blue Water facility is connected to continental shelf and deepwater production volumes through the Blue Water pipeline system. Downstream connections from this plant include the Tennessee Gas Pipeline and Columbia Gulf. The facility also performs LNG conditioning services for the Excelerate Energy LNG tanker unloading facility. As of September 30, 2005, the Blue Water facility served approximately 14 gas producing customers. All of the contracts with such customers are on a percentage of proceeds basis.

•	Riverside Fractionation Plant. The Riverside fractionator and loading facility is located on the Mississippi River upriver from Geismar, Louisiana. The Riverside plant has a fractionation capacity of 28,000 to 30,000 barrels per day of liquids products and fractionates liquids delivered by the Cajun Sibon pipeline system from the Pelican, Blue Water and Cow Island plants or by truck. The Riverside facility has above ground storage capacity of approximately 102,000 barrels.

•	Napoleonville Storage Facility. The Napoleonville natural gas liquid storage facility is connected to the Riverside facility and has a total capacity of 2.4 million barrels of underground storage.

•	Cajun Sibon Pipeline System. The Cajun Sibon pipeline system consists of 140 miles of 6-inch and 8-inch pipelines with a system capacity of 28,000 Bbls /day. The pipeline transports raw make from the Pelican Complex and the Blue Water Plant to either the Riverside Fractionator or the Napoleonville storage facility. Alternate deliveries can be made to the Eunice Plant.

      Hurricane Rita struck the Gulf Coast of Texas and Louisiana the last week of September 2005 causing minor damage to the Sabine Pass processing plant. El Paso bore the costs of the repairs to this plant, which is now complete, and the facility is expected to recommence operations by the end of November 2005. All other facilities were operational after minor clean-up from the storms, although throughput has not yet returned to pre-storm levels.
      These facilities are well positioned to continue to benefit from their proximity to the high activity central and western Gulf of Mexico production areas. Gulf of Mexico production is expected to remain a vital source of natural gas supply for the United States, accounting for 19% to 21% of estimated natural gas consumption between 2004 and 2013 according to the MMS. Furthermore, deepwater production is expected to increase significantly over the next decade. These expected increases are primarily related to large-scale development projects that continue to benefit from technological advances, royalty relief and strong commodity prices.
      We estimate that deepwater inlet volumes processed at these facilities will increase from approximately 25% to 50% of total gas processed within the next five years. The majority of gas produced in the deepwater is associated gas produced from oil wells, which results in a gas stream that is richer in liquifiable hydrocarbons (approximately two to three times the concentration of typical continental shelf gas). Given the “rich” nature of deepwater gas production and its significant expected growth, the acquired assets strategic location offers a unique opportunity to benefit from increasing gallons of NGLs available for recovery.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT
NUMBER		DESCRIPTION
23.1	—	Consent of KPMG, LLP.

99.1	—	Audited Balance Sheet of Crosstex Energy GP, L.P.

99.2	—	Press Release issued November 14, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P., its General Partner

By:	Crosstex Energy GP, LLC, its General Partner

Date: November 15, 2005	By:	/s/ William W. Davis
William W. Davis
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION
23.1	—	Consent of KPMG, LLP.
99.1	—	Audited Balance Sheet of Crosstex Energy GP, L.P.
99.2	—	Press Release issued November 14, 2005.